Exhibit 3.3

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NORTH AMERICAN AIRLINES, INC.

The following Amended and Restated Certificate of Incorporation of North American Airlines, Inc. (i) restates the provisions of the Certificate of Incorporation of Flagship America, Inc. originally filed with the Secretary of State of the State of Delaware on April 20, 1989, and (ii) supersedes the original Certificate of Incorporation and all prior amendments and restatements thereto in their entirety.

FIRST:                   The name of the corporation is North American Airlines, Inc.

SECOND:             The address of its registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent.  The name of its registered agent at such address is Paracorp Incorporated.

THIRD:                  The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, in any part of the world, viz:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:              The corporation shall be authorized to issue 100,000 shares of a single class known as “Common Shares” each with a par value of $10.00 per share.

FIFTH:                   The directors shall have power to make and to alter or amend the By-laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

The By-laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholders shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the By-laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SIXTH.                  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as amended.  In addition, in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS THEREOF, the undersigned has hereunto set his hand and seal this 11th day of August, 2003.

By:	/s/ Dan McKinnon
(Authorized Officer)

Name:	Dan McKinnon, President
(Type or Print)